Exhibit 99.1

Contact: Brian K. Miller
Vice President — Finance
Tyler Technologies, Inc.
(972) 713-3720
bmiller@tylerworks.com

FOR IMMEDIATE RELEASE

TYLER TECHNOLOGIES POSTS 34% INCREASE IN INCOME
FROM CONTINUING OPERATIONS
FOR FOURTH QUARTER 2003

Quarterly and Annual Operating Earnings Set New Records

Dallas, February 25, 2004 — Tyler Technologies, Inc. (NYSE: TYL) today reported that income from continuing operations for the quarter ended December 31, 2003 increased 34% compared with the same quarter of 2002, driven by improved gross margins and a 13% increase in software-related revenues (software licenses, software services and maintenance).

Income from continuing operations for the three months ended December 31, 2003 was $3.5 million, or $0.08 per diluted share, while income from continuing operations for last year’s fourth quarter was $2.6 million, or $0.05 per share.

Tyler had an after-tax gain on disposal of discontinued operations of $424,000, or $0.01 per share, in the fourth quarter of 2003, compared to a gain of $1.8 million, or $0.04 per share, in the fourth quarter of 2002. After discontinued operations, net income for the quarter ended December 31, 2003 was $3.9 million, or $0.09 per share, compared to net income of $4.4 million, or $0.09 per share, for the comparable quarter in 2002.

Total revenues for the quarter ended December 31, 2003 increased 7% to $39.1 million from $36.4 million in the same period last year. Software-related revenues grew in the aggregate 13% for the quarter, while appraisal services revenues declined 8%.

Operating income for the quarter ended December 31, 2003 was $5.6 million, an increase of 34%, compared with operating income of $4.2 million in the same quarter of 2002.

Fourth quarter EBITDA, or earnings from continuing operations before interest, income taxes, depreciation and amortization, increased 26% to $7.9 million, or $0.18 per share, in 2003. EBITDA for the fourth quarter of 2002 amounted to $6.3 million, or $0.13 per share.

Revenues for the year ended December 31, 2003 increased 9% to $145.5 million from $133.9 million in 2002. Operating income for the year 2003 was $15.5 million, an increase of 44% compared to $10.7 million in 2002.

For the year ended December 31, 2003, income from continuing operations amounted to $26.0 million, or $0.58 per diluted share. Included in income from continuing operations for the year is an after-tax realized gain of $16.2 million, or $0.36 per share, in connection with the cash sale of Tyler’s entire investment in H.T.E., Inc. (HTE) during the first quarter of 2003. Income from continuing operations for the year ended December 31, 2002 was $6.2 million, or $0.12 per share.

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Tyler Technologies Posts 34% Increase In Income
From Continuing Operations For Fourth Quarter 2003
February 25, 2004

After the gain on disposal of discontinued operations of $424,000, or $0.01 per share, net income for the year ended December 31, 2003 was $26.4 million, or $0.59 per share. Net income for the year ended December 31, 2002 was $8.0 million, or $0.16 per share, after a gain on disposal of discontinued operations of $1.8 million, or $0.04 per share.

EBITDA for the year ended December 31, 2003 was $48.1 million, or $1.07 per share (including $23.2 million, or $0.52 per share, relating to the gross realized gain on the sale of Tyler’s investment in HTE). EBITDA for 2002 amounted to $18.6 million, or $0.37 per share.

Free cash flow (cash provided by operating activities minus capital expenditures) for the year 2003 was $14.0 million, compared to $10.1 million for 2002. Tyler is debt free and ended the year 2003 with $29.4 million in cash, short-term investments, and restricted investments.

“Tyler Technologies had an excellent year in 2003, capped off by a fourth quarter in which quarterly revenues and operating income reached record highs for Tyler since entering the technology sector,” said John M. Yeaman, Tyler’s President and Chief Executive Officer. “Our results for the quarter and the full year exceeded our expectations, and despite a challenging economic environment, we achieved our major goals for the year.

“At the beginning of the year, we stated that we expected Tyler to achieve earnings per share in the range of $0.16 to $0.18, excluding the gain on the sale of our investment in HTE. We subsequently increased our earnings guidance for 2003 to a range of $0.17 to $0.19 to reflect the effects of stock repurchases. In early December, we indicated that the outlook was for earnings per share of $0.19 to 0.20 per share. With Tyler’s very strong fourth quarter, earnings for the year exceeded those expectations at $0.22 (excluding the gain on the HTE investment).”

Mr. Yeaman added, “We continued to grow internally through geographic expansion and increasing success in larger deals. In addition, our strong cash flow enabled us to spend aggressively on product development throughout the year and to make a strategic acquisition in December. As a result, our competitive position entering the year 2004 is stronger than it has ever been.

“Tyler’s gross margin for the fourth quarter expanded to 40.5% from 39.1% last year, the result of both a positive shift in revenue mix and a solid increase in gross margins for software services and maintenance. In the fourth quarter of 2003, 75.2% of our total revenues were software-related, compared to 71.2% of our revenues in the same quarter of 2002,” said Mr. Yeaman. “Gross margins for software services and maintenance increased to 36% in this year’s fourth quarter from 29% in last year’s fourth quarter, as a result of increased efficiencies of scale and better utilization of our personnel.

“Appraisal services revenues for the fourth quarter of 2003 declined 8% compared to 2002, and declined 20% for the full year 2003, which was in line with our expectations as some large contracts reached completion. Nonetheless, 2003 was a record year for signing new appraisal business. Although we continue to expect that software-related revenues will grow faster than appraisal services revenues, the long-term outlook for the appraisal business, in which we are the clear national leader, remains positive.

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Tyler Technologies Posts 34% Increase In Income
From Continuing Operations For Fourth Quarter 2003
February 25, 2004

“The local government market, particularly at the higher end, remains less than robust, although we continue to see signs that demand is beginning to strengthen,” noted Mr. Yeaman. “Our outlook for 2004 assumes that the demand for our products and services remains at the current level. We currently expect that revenue growth for the year 2004 will be in a range of 20% to 24%, with approximately half of the growth coming from the acquisition of Eden Systems. Our outlook is for net earnings in 2004 in the range of $12 million to $13 million and fully diluted earnings per share of $0.27 to $0.29. As in the past two years, the majority of annual earnings for 2004 are expected to come in the second half of the year. Tyler’s estimated income tax rate for 2004 is approximately 38.5%. In addition, we expect that total capital expenditures in 2004 will be in the range of $8.0 million to $8.5 million, compared to $8.6 million in 2003.”

Tyler Technologies will hold a conference call on Thursday, February 26 at 10:00 a.m. Central time to discuss the Company’s results. A live webcast of the call will be made available on the Company’s Web site at www.tylerworks.com. A replay will be available on Tyler’s Web site following the conference call.

Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services to local governments. Tyler partners with clients to make local government more accessible to the public, more responsive to needs of citizens, and more efficient. Tyler’s client base includes more than 6,000 local government offices throughout all 50 states, Canada, Puerto Rico and the United Kingdom. More information about Tyler Technologies can be found on the World Wide Web at www.tylerworks.com.

Tyler Technologies, Inc. has included in this press release “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations. Tyler Technologies expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any change in its expectations. These expectations and the related statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, changes in competition, changes in general economic conditions, changes in the budgets and regulatory environments of the Company’s customers, risks associated with the development of new products and the enhancement of existing products, the ability to attract and retain qualified personnel, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

(Comparative results follow)

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05-04

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Revenues:
Software licenses	$5,897	$7,231	$25,914	$24,278
Software services	10,690	7,815	37,128	25,703
Maintenance	12,820	10,879	47,157	40,667
Appraisal services	8,464	9,239	30,011	37,319
Hardware and other	1,249	1,232	5,244	5,930

Total revenues	39,120	36,396	145,454	133,897
Cost of revenues:
Software licenses	1,506	1,670	6,610	5,482
Software services and maintenance	14,955	13,263	56,892	50,175
Appraisal services	5,966	6,213	21,275	25,512
Hardware and other	837	1,022	3,844	4,746

Total cost of revenues	23,264	22,168	88,621	85,915
Gross profit	15,856	14,228	56,833	47,982
Selling, general and administrative expenses	9,550	9,242	38,390	33,914
Amortization of acquisition intangibles	741	832	2,931	3,329

Operating income	5,565	4,154	15,512	10,739
Realized gain on sale of investment in H.T.E., Inc.	—	—	23,233	—
Other income (expense), net	52	(68)	339	(698)

Income before income taxes	5,617	4,086	39,084	10,041
Income tax provision	2,149	1,505	13,106	3,869

Income from continuing operations	3,468	2,581	25,978	6,172
Gain on disposal of discontinued operations, net	424	1,817	424	1,817

Net income	$3,892	$4,398	$26,402	$7,989

Basic income per common share:
Continuing operations	$0.09	$0.06	$0.61	$0.13
Discontinued operations	0.01	0.04	0.01	0.04

Net income per common share	$0.10	$0.10	$0.62	$0.17

Diluted income per common share:
Continuing operations	$0.08	$0.05	$0.58	$0.12
Discontinued operations	0.01	0.04	0.01	0.04

Net income per common share	$0.09	$0.09	$0.59	$0.16

EBITDA(1)	$7,895	$6,267	$48,104	$18,557

EBITDA per diluted share	$0.18	$0.13	$1.07	$0.37

Weighted average common shares outstanding:
Basic	40,970	46,348	42,547	47,136
Diluted	44,502	48,482	45,035	49,493

(1)	EBITDA consists of income from continuing operations before interest, income taxes, depreciation and amortization. Although EBITDA is not a calculation in accordance with accounting principles generally accepted in the United States (GAAP), we believe that EBITDA is widely used as a measure of operating performance. Nevertheless, the measure should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining operating performance or liquidity that is calculated in accordance with GAAP. In addition, since all companies do not calculate EBITDA in the same manner, this measure may not be comparable to similarly titled measures reported by other companies. The following reconciles EBITDA to net income for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Net income	$3,892	$4,398	$26,402	$7,989
Gain on disposal of discontinued operations, net	(424)	(1,817)	(424)	(1,817)
Amortization of acquisition intangibles	741	832	2,931	3,329
Depreciation and other amortization included in cost of revenues and selling, general and administrative expenses	1,626	1,335	6,465	5,193
Interest (income) expense included in other income (expense), net	(89)	14	(376)	(6)
Income tax provision	2,149	1,505	13,106	3,869

EBITDA (Year ended December 31, 2003 includes $23,233 gross realized gain on sale of investment in H.T.E., Inc.)	$7,895	$6,267	$48,104	$18,557

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31,	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$10,268	$13,744
Short-term investments available-for-sale	11,669	—
Accounts receivable, net	38,411	33,510
Other current assets	4,237	4,009
Deferred income taxes	1,536	1,197

Total current assets	66,121	52,460

Property and equipment, net	6,505	6,819

Other assets:
Restricted certificate of deposit	7,500	—
Investment in H.T.E., Inc.	—	27,196
Goodwill and other intangibles, net	101,812	82,886
Other	314	484

Total assets	$182,252	$169,845

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$51,148	$40,226
Long-term obligations, less current portion	—	2,550
Deferred income taxes	13,182	8,413
Minority interest	15	—
Shareholders’ equity	117,907	118,656

Total liabilities and shareholders’ equity	$182,252	$169,845